Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281059

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 2024 and

Prospectus Supplement dated August 9, 2024)

Lightwave Logic, Inc.

Up to $49,326,334 of Common Stock

This prospectus supplement (“Prospectus Supplement No. 1”) amends and supplements the information in the prospectus supplement dated August 9, 2024 (the “Prospectus Supplement”) relating to the offer and sale of shares of our common stock, $0.001 par value per share (“common stock”), pursuant to a sales agreement (as amended, the “Sales Agreement”) with Roth Capital Partners, LLC (“Roth Capital Partners”, or the “Sales Agent”).

On April 20, 2026, we entered into an amendment to the Sales Agreement to increase the amount of shares of common stock that may be sold under the Sales Agreement to $51,404,500. Accordingly, as of the date of this Prospectus Supplement No. 1, shares of our common stock having an aggregate offering price of up to $49,326,334 are available for offer and sale pursuant to the Sales Agreement, the Prospectus Supplement and this Prospectus Supplement No. 1, which we may offer and sell from time to time through the Sales Agent, acting as sales agent or principal.

Since our entry into the Sales Agreement, we have offered and sold 8,079,319 shares of common stock for gross proceeds of approximately $35 million.

This Prospectus Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the Prospectus Supplement, the accompanying base prospectus, and any future amendments or supplements thereto.

Our common stock is listed on The Nasdaq Capital Market under the symbol “LWLG.” On April 17, 2026, the last reported sale price for our common stock was $12.54 per share.

Investing in our securities involves a high degree of risk. You should read the Prospectus Supplement and the accompanying prospectus carefully before you make your investment decision. See “Risk Factors” beginning on page S-7 of the Prospectus Supplement, as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference in the Prospectus Supplement and in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus Supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this Prospectus Supplement No. 1 is April 20, 2026.